N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	424-333-6122

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS FIRST QUARTER RESULTS

•	First Quarter Revenues of $44.5 Billion Grew 25% Year-Over-Year

•	UnitedHealthcare Added 2 Million More People Domestically in the Past 12 Months,
Including 1.3 Million More People in the First Quarter

•	Optum Revenues of $19.7 Billion Grew 54% Year-Over-Year

•	Cash Flows from Operations were $2.3 Billion in the Quarter

•	First Quarter Adjusted Net Earnings of $1.81 Per Share Grew 17% Year-Over-Year

NEW YORK, NY (April 19, 2016) - UnitedHealth Group (NYSE: UNH) today reported first quarter results, highlighted by strong execution, consistent operating performance and compelling product and service offerings driving broad-based growth across the Company.

“Our commitment and determination to constantly improve how we serve customers and consumers in health benefits and services is reflected in consistent, market-leading organic growth and strong levels of customer retention in the first quarter,” said Stephen J. Hemsley, chief executive officer of UnitedHealth Group.

Based on the first quarter results and business trends, the Company now expects 2016 revenues of approximately $182 billion and adjusted net earnings in a range of $7.75 to $7.95 per share. The increase in the outlook for adjusted net earnings of $0.15 per share is due to changes in the expected income tax rate and intangible amortization. Management affirmed its outlook for strong cash flows from operations of up to $10 billion.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2016	2015	2015
Revenues	$44.5 billion	$35.8 billion	$43.6 billion
Earnings From Operations	$3.0 billion	$2.6 billion	$2.5 billion
Net Margin	3.6%	4.0%	2.8%

•
UnitedHealth Group first quarter 2016 revenues of $44.5 billion grew 25 percent or $8.8 billion year-over-year. Growth was broad-based and reflected growing market demand for the Company’s product and service offerings. UnitedHealthcare revenues grew 10 percent and Optum revenues grew 54 percent, with revenue growth of

20 percent or more at each Optum business.

•
First quarter earnings from operations were $3 billion and adjusted net earnings grew 17 percent year-over-year to $1.81 per share. As expected, the first quarter net margin of 3.6 percent decreased 40 basis points year-over-year, due principally to an increased level of pharmacy care services business.

•	First quarter 2016 cash flows from operations of $2.3 billion were 1.4 times net earnings.

•
The consolidated medical care ratio increased 30 basis points year-over-year to 81.7 percent in the first quarter of 2016, reflecting the extra calendar day of service in the quarter. Prior year medical reserve development was $360 million, compared to $140 million in the first quarter of 2015, and first quarter 2016 medical cost trends were well-controlled and consistent with management expectations.

•	The first quarter 2016 operating cost ratio of 15.2 percent decreased 110 basis points year-over-year primarily due to changes in business mix.

•
The first quarter 2016 tax rate of 39.8 percent decreased 350 basis points year-over-year from 43.3 percent in first quarter 2015, due to the adoption of a new accounting standard. Under the new standard, certain corporate tax benefits related to stock-based compensation programs are recorded through the tax provision. This new standard, which added roughly $0.06 per share to net earnings due to the concentration of activity in the first quarter, is expected to have considerably less earnings impact in the remaining quarters of 2016.

•
First quarter 2016 days claims payable of 51 days increased 4 days year-over-year and 1 day sequentially; days sales outstanding of 16 days increased 3 days, due to increased government receivables and business mix.

•
The Company’s financial position is strong, with a debt to total capital ratio of 49 percent at March 31, 2016. The Company expects this ratio to decrease during the second half of 2016 as debt levels are reduced. First quarter 2016 annualized return on equity was 19 percent, an increase of 1 percentage point year-over-year.

•	UnitedHealth Group repurchased 4.2 million shares for $0.5 billion in first quarter 2016, at a weighted average price of $119 per share.

UnitedHealthcare provides health care benefits, serving individuals and employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs; and serves the nation’s military service members, retirees and their families through the TRICARE program.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2016	2015	2015
Revenues	$35.9 billion	$32.6 billion	$32.8 billion
Earnings From Operations	$1.9 billion	$1.9 billion	$949 million
Operating Margin	5.2%	5.8%	2.9%

UnitedHealthcare continues to consistently grow as more customers choose its products and services, due to the combination of distinctive service, product innovation and integrated clinical and network value they offer. UnitedHealthcare has developed a balanced mix of business across the commercial, government and international markets, reflecting its deliberate strategy of diversifying and serving the breadth of needs in those markets.

•
UnitedHealthcare grew organically over the past year to serve 2 million more people in the U.S. medical benefits markets, with well-diversified growth across commercial, Medicare and Medicaid offerings. First quarter growth contributed 1.3 million people to this total, helping UnitedHealthcare’s first quarter revenues grow $3.3 billion or 10 percent year-over-year to nearly $36 billion.

•
First quarter 2016 earnings from operations for UnitedHealthcare of $1.9 billion were roughly even with first quarter 2015, as strong growth largely offset a 60 basis point reduction in operating margins to 5.2 percent. The year-over-year margin decrease was driven by increased quarterly costs from an extra calendar day of service and public exchange performance, partially offset by reserve development.

UnitedHealthcare Employer & Individual

•
UnitedHealthcare Employer & Individual grew to serve approximately 700,000 more people in the first quarter and 1 million more people year-over-year. First quarter growth was well-balanced, with growth of more than 300,000 people in risk-based and nearly 400,000 people in fee-based offerings, including increases in people served through the fee-based national account, public sector, mid-sized employer, small employer and individual segments of the market.

•
First quarter revenues of $12.8 billion grew $1.4 billion or 12 percent year-over-year, driven by growth in the number of people served and price increases matching medical cost trends for risk-based products.

UnitedHealthcare Medicare & Retirement

•	First quarter 2016 UnitedHealthcare Medicare & Retirement revenues of $14.1 billion grew $1.3 billion or 10 percent year-over-year, due to consistent growth in services to seniors:

•	In Medicare Advantage, UnitedHealthcare grew to serve 325,000 more seniors year-over-year, a 10 percent increase, including nearly 300,000 seniors in the first quarter.

•	Medicare Supplement products grew 7 percent to serve 270,000 more people year-over-year, including 165,000 in the first quarter.

•
UnitedHealthcare’s stand-alone Medicare Part D program served 5 million people at March 31, 2016. UnitedHealthcare partially offset its planned 2016 pull-back in subsidized Part D products with an acquisition that broadened its Part D product portfolio, resulting in a net decrease of 70,000 people served in the first quarter.

UnitedHealthcare Community & State

•	First quarter 2016 UnitedHealthcare Community & State revenues of $7.7 billion grew $823 million or 12 percent year-over-year due to strong overall growth and an increasing mix of higher need members.

•
In the past year, UnitedHealthcare grew to serve 410,000 more people in Medicaid, an increase of 8 percent, including 145,000 more people in first quarter 2016. UnitedHealthcare continues to receive and implement new state-based awards, including serving 55,000 people as of January 1, 2016 under the New York Essential Plan and more than 200,000 people as of April 1, 2016 through the new Iowa Health Link program. UnitedHealthcare received a superior score on the re-procurement and program expansion serving Nebraska’s Medicaid program in 2017.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum’s people help improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	March 31,	March 31,	December 31,
	2016	2015	2015
Total Revenues	$19.7 billion	$12.8 billion	$21.9 billion
Earnings From Operations	$1.1 billion	$742 million	$1.5 billion
Operating Margin	5.6%	5.8%	6.9%
Optum’s growth continues to reflect its differentiated capabilities and comprehensive solutions for stakeholders broadly across the health care system, both domestically and abroad.

•
First quarter 2016 Optum revenues of $19.7 billion grew $6.9 billion or 54 percent year-over-year. Optum earnings from operations grew 49 percent or $364 million year-over-year to $1.1 billion, with solid operating margins from all business segments. Strong growth in pharmacy care services increased operating earnings and reduced Optum’s overall operating margin, which decreased by 20 basis points year-over-year to 5.6 percent.

•
OptumHealth revenues of $4 billion grew $709 million or 22 percent year-over-year due to growth in its health care delivery businesses, including expansion in neighborhood care centers. OptumHealth served 79 million consumers at March 31, 2016, for growth of 8 million people or 11 percent year-over-year.

•
OptumInsight revenues grew 20 percent to $1.7 billion in the first quarter of 2016, driven by growth in technology services, care provider revenue management services and payer services. OptumInsight’s revenue backlog grew to $11 billion at March 31, 2016, an increase of 21 percent year-over-year. Revenue backlog growth rates will fluctuate quarter to quarter, based on the timing of contract awards.

•
OptumRx revenues of $14.3 billion grew 72 percent year-over-year, driven by both acquisitions and organic growth. In total, OptumRx grew script fulfillment by 71 percent to 252 million adjusted scripts in the first quarter of 2016.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be available on the same site through May 3, 2016. The conference call replay can also be accessed by dialing 1-800-283-9429. This earnings release and the Form 8-K dated April 19, 2016 can also be accessed from the Investors page of the Company’s website.

Non-GAAP Financial Measures
This news release presents information about the Company’s adjusted net earnings per share, which is a non-GAAP financial measure provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the foregoing non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause actual results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; new laws or regulations, or changes in existing laws or regulations, or their enforcement or application, including increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions’ regulations affecting the health care industry;

assessments for insolvent payers under state guaranty fund laws; our ability to achieve improvement in CMS Star ratings and other quality scores that impact revenue; reductions in revenue or delays to cash flows received under Medicare, Medicaid and TRICARE programs, including sequestration and the effects of a prolonged U.S. government shutdown or debt ceiling constraints; changes in Medicare, including changes in payment methodology, the CMS Star ratings program or the application of risk adjustment data validation audits; our participation in federal and state health insurance exchanges which entail uncertainties associated with mix and volume of business; cyber-attacks or other privacy or data security incidents; failure to comply with privacy and data security regulations; regulatory and other risks and uncertainties of the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions, including our acquisition of Catamaran; fluctuations in foreign currency exchange rates on our reported shareholders’ equity and results of operations; downgrades in our credit ratings; adverse economic conditions, including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition; the performance of our investment portfolio; impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; and our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended March 31, 2016

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information - Businesses

•	Supplemental Financial Information - Business Metrics

•	Reconciliation of Non-GAAP Financial Measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues
Premiums	$34,811	$31,674
Products	6,393	1,230
Services	3,140	2,706
Investment and other income	183	146
Total revenues	44,527	35,756
Operating costs
Medical costs	28,430	25,790
Operating costs	6,758	5,834
Cost of products sold	5,877	1,114
Depreciation and amortization	502	378
Total operating costs	41,567	33,116
Earnings from operations	2,960	2,640
Interest expense	(259)	(150)
Earnings before income taxes	2,701	2,490
Provision for income taxes	(1,074)	(1,077)
Net earnings	1,627	1,413
Earnings attributable to noncontrolling interests	(16)	—
Net earnings attributable to UnitedHealth Group common shareholders	$1,611	$1,413
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.67	$1.46
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$1.81	$1.55
Diluted weighted-average common shares outstanding	967	969
(a) See page 6 for a reconciliation of non-GAAP measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31, 2016	December 31, 2015 (a)
Assets
Cash and short-term investments	$13,014	$12,911
Accounts receivable, net	7,777	6,523
Other current assets	12,954	12,205
Total current assets	33,745	31,639
Long-term investments	20,895	18,792
Other long-term assets	63,215	60,823
Total assets	$117,855	$111,254
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$15,823	$14,330
Commercial paper and current maturities of long-term debt	6,504	6,634
Other current liabilities	23,958	21,934
Total current liabilities	46,285	42,898
Long-term debt, less current maturities	27,218	25,331
Other long-term liabilities	7,461	7,564
Redeemable noncontrolling interests	1,824	1,736
Equity	35,067	33,725
Total liabilities, redeemable noncontrolling interests and equity	$117,855	$111,254

(a) The Company reclassified $129 of debt issuance costs related to the adoption of a new accounting standard.

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Operating Activities
Net earnings	$1,627	$1,413
Noncash items:
Depreciation and amortization	502	378
Deferred income taxes and other	151	78
Share-based compensation	157	125
Net changes in operating assets and liabilities	(119)	275
Cash flows from operating activities	2,318	2,269
Investing Activities
Purchases of investments, net of sales and maturities	(2,073)	(545)
Purchases of property, equipment and capitalized software	(425)	(373)
Cash paid for acquisitions, net	(1,697)	(575)
Other, net	14	(32)
Cash flows used for investing activities	(4,181)	(1,525)
Financing Activities
Common share repurchases	(500)	(896)
Dividends paid	(477)	(357)
Net change in commercial paper and long-term debt	1,599	778
Other, net	880	971
Cash flows from financing activities	1,502	496
Effect of exchange rate changes on cash and cash equivalents	34	(85)
(Decrease) increase in cash and cash equivalents	(327)	1,155
Cash and cash equivalents, beginning of period	10,923	7,495
Cash and cash equivalents, end of period	$10,596	$8,650

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESSES
(in millions, except percentages)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues
UnitedHealthcare	$35,900	$32,623
Optum	19,684	12,815
Eliminations	(11,057)	(9,682)
Total consolidated revenues	$44,527	$35,756
Earnings from Operations
UnitedHealthcare	$1,854	$1,898
Optum (a)	1,106	742
Total consolidated earnings from operations	$2,960	$2,640
Operating Margin
UnitedHealthcare	5.2%	5.8%
Optum	5.6%	5.8%
Consolidated operating margin	6.6%	7.4%

Revenues
UnitedHealthcare Employer & Individual	$12,820	$11,423
UnitedHealthcare Medicare & Retirement	14,065	12,781
UnitedHealthcare Community & State	7,728	6,905
UnitedHealthcare Global	1,287	1,514

OptumHealth	3,998	3,289
OptumInsight	1,667	1,390
OptumRx	14,273	8,295
Optum eliminations	(254)	(159)
(a) Earnings from operations for Optum for the three months ended March 31, 2016 and 2015 included $300 and $234 for OptumHealth; $246 and $222 for OptumInsight; and $560 and $286 for OptumRx, respectively.

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESS METRICS

UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	March 31, 2016	March 31, 2015	December 31, 2015
Commercial risk-based	8,600	8,115	8,285
Commercial fee-based, including TRICARE	21,825	21,315	21,445
Total Commercial	30,425	29,430	29,730
Medicare Advantage	3,530	3,205	3,235
Medicaid	5,450	5,040	5,305
Medicare Supplement (Standardized)	4,200	3,930	4,035
Total Public and Senior	13,180	12,175	12,575
Total UnitedHealthcare - Domestic Medical	43,605	41,605	42,305
International	4,065	4,160	4,090
Total UnitedHealthcare - Medical	47,670	45,765	46,395

Supplemental Data
Medicare Part D stand-alone	4,990	5,105	5,060

OPTUM PERFORMANCE METRICS

	March 31, 2016	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
OptumHealth Consumers Served (in millions)	79	71	76	77	78
OptumInsight Contract Backlog (in billions)	$11.0	$9.1	$9.8	$10.2	$10.4
OptumRx Quarterly Adjusted Scripts (in millions)	252	147	148	226	258

Note: UnitedHealth Group served 132 million unique individuals across all businesses at March 31, 2016, 129 million at December 31, 2015, and 101 million at March 31, 2015.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ADJUSTED NET EARNINGS AND EARNINGS PER SHARE (a)
(in millions, except per share data)
(unaudited)

			Projected Year Ended
	Three Months Ended
	March 31, 2016	March 31, 2015	December 31, 2016
GAAP net earnings	$1,611	$1,413	$6,950 to $7,200
Intangible amortization, net of tax effects	140	86	~550
Adjusted net earnings	$1,751	$1,499	$7,500 to $7,750

GAAP diluted earnings per share	$1.67	$1.46	$7.20 to $7.40
Intangible amortization, net of tax effects per share	0.14	0.09	~$0.55
Adjusted diluted earnings per share	$1.81	$1.55	$7.75 to $7.95
(a) GAAP and adjusted net earnings and earnings per share are attributable to UnitedHealth Group common shareholders.

Use of Non-GAAP Financial Measure

Adjusted earnings per share is a non-GAAP financial measure and should not be considered a substitute for or superior to a financial measure calculated in accordance with GAAP. Management believes that the use of adjusted earnings per share provides investors and management useful information about the earnings impact of acquisition-related intangible asset amortization. This non-GAAP measure does not reflect all of the expenses associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider this measure in isolation.